Exhibit 4.3

THIS NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THIS NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH BELOW AND IN ANY RELATED SUBORDINATION AGREEMENT TO THE “SENIOR INDEBTEDNESS” (AS DEFINED BELOW). EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE SUBORDINATION PROVISIONS SET FORTH BELOW AND IN ANY RELATED SUBORDINATION AGREEMENT.

TILE SHOP HOLDINGS, INC.
SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$_______	August __, 2012

FOR VALUE RECEIVED and subject to the conversion features set forth herein, Tile Shop Holdings, Inc., a Delaware corporation (the Company”), promises to pay to _______ (“Holder”), or its registered assigns, in lawful money of the United States of America, the principal sum of _______ Dollars ($_______.00), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at the then-applicable Interest Rate, payable quarterly beginning November ___, 2012, and computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then accrued and unpaid interest, shall be due and payable on the Maturity Date, unless accelerated upon the occurrence of an Event of Default (as defined below). This Note is one of the “Promissory Notes” issued pursuant to the Contribution and Merger Agreement, dated June 27, 2012 (as amended, modified or supplemented, the “Merger Agreement”), by and among the Company, JWC Acquisition Corp, The Tile Shop, LLC and its members, Nabron International, Inc. and Tile Shop Merger Sub, Inc. Any capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Merger Agreement.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1.           Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a)          “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)          any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (an “Exchange Act Person”), other than a holder of the Company’s securities as of the Closing Date and permitted transferees pursuant to a Permitted Transfer, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by any investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (B) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of units outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such unit acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)         there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

(iii)        there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity where more than fifty percent (50%) of the combined voting power of such entity’s voting securities are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, exclusive license or other disposition.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(b)          “Common Stock” shall mean the Common Stock, .0001 par value per share, of the Company.

(c)          The “Company” includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

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(d)          “Conversion Price” shall mean $10.00 per share, such per share amount to be subject to appropriate adjustment in the event of a stock split, reverse stock split or other reclassification of the Common Stock.

(e)          “Event of Default” has the meaning given in Section 5 hereof.

(f)          “Holder” shall mean the Person specified in the introductory paragraph of this Note, or any Person who shall at the time be the registered holder of this Note.

(g)          “Interest Rate” shall mean 4% per annum; provided, however, that after the prepayment of at least 50% of the aggregate of the principal outstanding under the Promissory Notes, together with all accrued and unpaid interest thereon, from the proceeds of Senior Indebtedness, the Interest Rate shall immediately upon such prepayment be increased to 10% per annum effective as of the date of such prepayment.

(h)          “Maturity Date” shall mean the third anniversary date of the original issuance of this Note; provided, however, that if at any time prior to such third anniversary date at least 50% of the aggregate principal amount, together with all accrued and unpaid interest thereon, of the Promissory Notes is prepaid from the proceeds of Senior Indebtedness, then the Maturity Date shall mean a date that is the earlier of (i) 180 days after the fifth anniversary date of the original issuance of this Note and (ii) 180 days after the Senior Indebtedness Maturity Date; the Company shall notify the Sellers’ Representative as to such new Maturity Date not later than 30 days after the incurrence of such Senior Indebtedness.

(i)          “Merger Agreement” has the meaning given in the introductory paragraph hereof.

(j)          “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(k)          “Pro Rata Portion” shall mean, with respect to the principal amount of this Note which may be converted into common stock of the Company, the product of the outstanding principal amount of this Note multiplied by a fraction of which the numerator is the then outstanding principal amount of this Note and the denominator of which is the aggregate principal amount then outstanding under all Promissory Notes; provided, however, that if the then outstanding aggregate principal amount of all Promissory Notes is greater than $20,000,000, the Pro Rata Portion shall mean the product of $20,000,000 multiplied by the foregoing fraction.

(l)          “Proceeding” means any execution sale, foreclosure, receivership, insolvency or bankruptcy proceedings or other proceedings for the reorganization or readjustment of or for the Company or any guarantor of Senior Indebtedness, or any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company or any guarantor of Senior Indebtedness, or any debts or properties of the Company or any guarantor of Senior Indebtedness.

(m)          “Securities Act” shall mean the Securities Act of 1933, as amended.

(n)          “Sellers’ Representative” has the meaning given to such term in the Merger Agreement.

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(o)          “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest (including, without limitation, any interest which accrues (or which would accrue but for such case, proceeding or other action) after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company or any of its Subsidiaries (whether or not such interest is allowed or allowable as a claim in such case, proceeding or other action) on and amounts reimbursable, fees, expenses, costs of enforcement, indemnities and other amounts due in connection with, indebtedness of the Company or any of its Subsidiaries to banks, insurance companies or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions which sometimes engage in lending activities, but which are primarily engaged in investments in equity securities, and excluding equipment lenders or equipment lessors that advance indebtedness to Company solely to be used for the purchase, finance or acquisition of equipment) which is incurred for the purpose, in whole or in part, of providing the funds for the prepayment of not less than 50% of the principal amount of all Promissory Notes then outstanding, together with all accrued interest thereon; “Senior Indebtedness” shall also include, for all purposes other than determining the Senior Indebtedness Maturity Date, any indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for, or to refinance, Senior Indebtedness (or any portion thereof).

(p)          “Senior Indebtedness Maturity Date” shall mean the date upon which all outstanding loans included in Senior Indebtedness are required to be paid in full pursuant to the definitive legal documentation executed in connection with the incurrence of Senior Indebtedness and all commitments to lend are terminated; provided, that the Senior Indebtedness Maturity Date shall not be extended by reason of an extension, whether by amendment or otherwise, of the original Maturity Date of the loans included in Senior Indebtedness, or by reason of the renewal or extension or refinancing, whether automatically or by amendment, of any commitments for revolving lines of credit or similar obligations included in Senior Indebtedness.

(q)          “Senior Default” means an event of default under any Senior Loan Facility or if there shall occur any act, event or condition which, with notice or the lapse of time, or both, or both, or any other specified contingency, could become an event of default, under or with respect to any Senior Loan Facility or any Senior Indebtedness, and any failure to make any payment required under any Senior Loan Facility, whether of principal, interest, fees, indemnification payments or otherwise.

(r)          “Senior Loan Facility” means any credit agreement or similar facility entered into by the Company or any of its Subsidiaries, whether in existence on the date hereof or entered into after the date hereof, as the same may be amended, renewed, extended, increased, substituted, refinanced, restructured or replaced (including, without limitations, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing).

(s)          “Senior Non-Monetary Default” means any Senior Default other than a Senior Payment Default.

(t)          “Senior Payment Default” means any Senior Default which consists of a failure to make any payment required under any Senior Loan Facility, whether of principal, interest, fees, indemnification payments or otherwise.

(u)          “Standstill Period” has the meaning given in Section 4(e) hereof.

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(v)         “Subordinated Indebtedness” shall mean and all principal and interest and all other amounts payable to Holder hereunder (including any payment in respect of redemption or purchase or other acquisition hereof), including, without limitation, costs of collecting and enforcing this Note or any instrument or document executed and delivered in connection herewith and all fees, expenses and interest accruing after the initiation of any insolvency proceeding, whether or not allowed.

(w)          “Super Majority in Interest” shall mean, at least sixty-six percent (66%) of the aggregate outstanding principal amount of the Promissory Notes issued pursuant to the Merger Agreement.

2.           Interest. Accrued interest on this Note at the Interest Rate shall be payable as set forth herein.

3.           Prepayment. Any of the outstanding principal amount and accrued interest to date under this Note may be prepaid by the Company, at its election and without penalty, without the consent of the Holder; provided that any partial prepayment of this Note and the other Promissory Notes shall be pro rata based upon the respective outstanding principal amount of each Promissory Note; and further provided that absent actual knowledge no holder of a Promissory Note shall have any obligations to the Company or any other Holder in the event that a prepayment by the Company is made other than in proportion to the outstanding principal amount of each Promissory Note.

4.           Subordination. The Subordinated Indebtedness is hereby expressly subordinated and junior, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Senior Indebtedness.

(a)          Payments. Without the prior written consent of the holders of the Senior Indebtedness or their agent, Holder shall not be entitled to receive from the Company any payment of principal or interest in respect of the Subordinated Indebtedness so long as any Senior Indebtedness remains outstanding or any commitment to extend Senior Indebtedness remains in effect, provided that, so long as not prohibited by Section 4(b), 4(c) or 4(d), the Company may make and Holder may receive (i) scheduled payments of interest under this Note and (ii) repayment of the principal amount of this Note and any accrued and unpaid interest thereon on the Maturity Date.

(b)          Insolvency Proceedings. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws) of the Company, any of its Subsidiaries or any other Person obligated with respect to any Senior Indebtedness, or the sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of Company, (i) no amount shall be paid by Company in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities to which Holder would be entitled on account of Subordinated Indebtedness, but for the provisions of this Note, shall be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness to the extent necessary to make payment in full of all amounts of Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness, (iii) no claim or proof of claim shall be filed with Company by or on behalf of Holder which shall assert any right to receive any payments in respect of the principal of and interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding, and (iv) if Holder fails to file a proof of claim for the Note prior to 15 Business Days before the expiration of the time to file any such proof of claim, the Holder hereby irrevocably authorizes and empowers and appoints the holders of the Senior Indebtedness (or their agent) as attorney in fact, to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor, and to file and vote claims (in bankruptcy proceedings or otherwise) and take such other actions, in the name of the holders of the Senior Indebtedness or otherwise, as the holders of the Senior Indebtedness (or their agent) may deem necessary or advisable for the enforcement of these provisions. Holder shall duly and promptly take such action as may be reasonably requested by the holders of the Senior Indebtedness (or their agent) to assist in the collection of the Note for the account of any holder of the Senior Indebtedness, and to file appropriate proofs of claim with respect to the Note and to vote the same, and to execute and deliver to the holders of the Senior Indebtedness (or their agent) on demand such powers of attorney, proofs of claim, assignments of claim or other instruments as may be reasonably requested by the holders of the Senior Indebtedness (or their agent) to enable the holders of the Senior Indebtedness (or their agent) to enforce any and all claims upon or with respect to the Subordinated Indebtedness and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or with respect to the Subordinated Indebtedness.

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(c)          Senior Payment Default on Senior Indebtedness. If there shall occur any Senior Payment Default, then, then no payment, distribution or application of any kind or character, whether in cash, property or securities, on or with respect to the Subordinated Indebtedness shall be made, nor shall any assets be applied to the purchase or other acquisition or retirement of the Subordinated Indebtedness during the period commencing on the date of such Senior Payment Default and ending on the earlier to occur of (i) the payment of the Senior Indebtedness in full in cash and (ii) the date on which such Senior Payment Default is otherwise cured (by payment in cash of the amount underlying such Senior Payment Default) or waived or (in the case of an acceleration of the Senior Indebtedness resulting from such Senior Payment Default) rescinded by the holders of the Senior Indebtedness in accordance with the provisions of the applicable Senior Loan Facility, provided that no other Senior Payment Default shall then exist.

(d)          Non-monetary Default on Senior Indebtedness. In the event that any Senior Non monetary Default shall have occurred and be continuing, then, upon the receipt by the Company and the Holder of written notice of such Senior Non-monetary Default (each, a “Non-monetary Default Notice”) from any holder of Senior Indebtedness (or the agent for holders of Senior Indebtedness), no payment, distribution or application of any kind or character, whether in cash, property or securities, on or with respect to the Subordinated Indebtedness shall be made, nor shall any assets be applied to the purchase or other acquisition or retirement of the Subordinated Indebtedness, during the period (the “Standstill Period”) commencing on the date of receipt of such Non-monetary Default Notice and ending on the earliest to occur of the following:

(i)          the date on which such Senior Non-monetary Default shall have been cured or waived in accordance with the terms of the applicable Senior Loan Facility and any acceleration of Senior Indebtedness shall have been rescinded or annulled by the holders of the Senior Indebtedness in accordance with the provisions of the applicable Senior Loan Facility;

(ii)         the date on which the Senior Indebtedness has been indefeasibly paid in full in cash; and

(iii)        the 180th day after the date of receipt of the Non-monetary Default Notice;

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provided, that at the expiration of the Standstill Period, the Company may pay only amounts due on the Subordinated Indebtedness which would be permitted by Section 4(a) but for the fact that a Senior Non monetary Default exists.

(e)          Enforcement Actions. During the continuance of a Senior Payment Default or a Standstill Period, the holders of the Subordinated Indebtedness shall not (whether directly or indirectly and whether by suit or otherwise including, without limitation by filing or joining in the filing of a petition commencing a Proceeding) take any of the following actions (each an “Enforcement Action”):

(i)          use the Subordinated Indebtedness by way of counterclaim, set-off, recoupment or otherwise so as to diminish, discharge or otherwise satisfy in whole or in part any Subordinated Indebtedness;

(ii)         demand from the Company or any of its Subsidiaries or any other Person obligated with respect to any Senior Indebtedness any payment on account of the Subordinated Indebtedness;

(iii)        enforce collection of any portion of the Subordinated Indebtedness, including, without limitation, initiate any judicial proceeding or action (including a Proceeding) against the Company or any of its Subsidiaries or any other Person obligated with respect to any Senior Debt to collect any portion of the Subordinated Indebtedness; or

(iv)        accelerate the maturity of the Subordinated Indebtedness prior to the earliest to occur of:

(A)         the date of any acceleration of the Senior Indebtedness;

(B)         the date of any initiation of any Proceeding; and

(C)         the date of the cure of such Senior Payment Default or expiration or termination of such Standstill Period, as applicable.

Nothing contained in this Section 4(e) shall permit the holders of Subordinated Indebtedness to receive or retain any payments on the Subordinated Indebtedness unless expressly permitted under the applicable provisions of this Section 4.

The holders of Subordinated Indebtedness shall not (whether directly or indirectly and whether by suit or otherwise) take any Enforcement Action unless the holders of the Subordinated Indebtedness shall have provided not less than 15 days’ prior written notice to the holders of the Senior Indebtedness of the facts giving rise to such Enforcement Action and of the intent to take such Enforcement Action.

(f)          Turnover. Should any payment or distribution or security or the proceeds of any thereof be collected or received by Holder in respect of this Note, at a time when the payment thereof by Company or any of its Subsidiaries or Affiliates is prohibited by the terms of this Note or any subordination agreement with holders of Senior Indebtedness, Holder will forthwith deliver the same to the holders of Senior Indebtedness for the equal and ratable benefit of the holders of the Senior Indebtedness in precisely the form received (except for the endorsement or the assignment of or by Holder where necessary) for application to payment of all Senior Indebtedness in full and, until so delivered, the same shall be held in trust by the Holder as the property of the holders of the Senior Indebtedness.

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(g)          Further Assurances; Power of Attorney. By acceptance of this Note, Holder hereby constitutes and irrevocably appoints, effective from and after the date hereof, the Sellers’ Representative to negotiate, agree upon, execute and deliver any and all forms of subordination agreements requested from time to time by holders of Senior Indebtedness, on such terms and in such form at the Sellers’ Representative deems appropriate, the decision of the Sellers’ Representative as to such matters to be entirely in his discretion. Any holder of Senior Indebtedness shall be entitled to rely on the appointment of the Sellers’ Representative set forth herein and to treat the Sellers’ Representative as a duly appointed attorney in fact of each holder of Promissory Notes. Holder agrees to cooperate with the Sellers’ Representative, if ever required, in the Sellers’ Representative carrying out its duties hereunder. Holder, by execution of this Note, and without any further action, confirms such appointment and authority, which is coupled with an interest and is irrevocable. Any action taken by the Sellers’ Representative pursuant to this authority shall be effective and absolutely binding on Holder notwithstanding any contrary action or direction from such Holder. All other terms not specifically set forth herein with respect to the Sellers’ Representative are hereby incorporated by reference from Section 11 of the Merger Agreement.

(h)          Subrogation. Holder shall not be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of assets of Company until all amounts payable with respect to the Senior Indebtedness shall be paid in full. Subject to the payment in full of all Senior Indebtedness, Holder shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section 4) to receive payments and distributions of assets of Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between Company and its creditors, other than the holders of Senior Indebtedness and Holder, be deemed to be a payment by Company to or on account of this Note; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which Holder would be entitled except for the provisions of this Section 4 shall, as between Company and its creditors, other than the holders of Senior Indebtedness and Holder, be deemed to be a payment by Company to or on account of the Senior Indebtedness. Holder agrees that, in the event that all or any part of any payment made on account of the Senior Indebtedness is recovered from the holders of Senior Indebtedness as a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, any payment or distribution received by older on account of the Subordinated Indebtedness at any time after the date of the payment so recovered, whether pursuant to the right of subrogation provided for in this Note or otherwise, shall be deemed to have been received by the Holder in trust as the property of the holders of the Senior Indebtedness and Holder shall forthwith deliver the same to the agent or any other representative on behalf of the holders of the Senior Indebtedness for the equal and ratable benefit of the holders of the Senior Indebtedness for application to payment of all Senior Indebtedness in full.

(i)          No Impairment. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 4 to receive cash, securities or other properties otherwise payable or deliverable to Holder, nothing contained in this Section 4 shall impair, as between Company and Holder, the obligation of Company, subject to the terms and conditions hereof, to pay to Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

(j)          Lien Subordination. Any lien of Holder, whether now or hereafter existing in connection with the amounts due under this Note, on any assets or property of Company or any proceeds or revenues therefrom which Holder may have at any time as security for any amounts due and obligations under this Note shall be subordinate to all liens now or hereafter granted to a holder of Senior Indebtedness by Company, notwithstanding the date, order or method of attachment or perfection of any such lien or the provisions of any applicable law.

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(k)          Reliance of Holders of Senior Indebtedness. Holder, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness. The holders of the Senior Indebtedness (and their agents) are intended third party beneficiaries hereunder. No other Persons or entities are intended to be third party beneficiaries hereunder.

5.           Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Promissory Note:

(a)          Failure to Pay. The Company shall fail to pay when due any principal or interest payment on the Maturity Date hereof; or

(b)          Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(c)          Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement.

6.           Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 5(b) or 5(c)) and at any time thereafter during the continuance of such Event of Default, Holder may, with the consent of a Super Majority in Interest of the holders of the Promissory Notes issued under the Merger Agreement, by written notice to the Company, declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 5(b) and 5(c), immediately and without notice, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

7.           Conversion.

(a)          Optional Conversion. In the event that any principal amount of this Note remains outstanding after the third anniversary date of its issuance, then the Holder shall be entitled to convert the Pro Rata Portion of this Note into Common Stock at the Conversion Price. Before this Note may be converted under this Section 7(a), Holder shall surrender this Note, duly endorsed, at the office of the Company and shall state therein the amount of the unpaid principal of this Note to be converted and the name or names in which the certificates for Common Stock are to be issued. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of this Note and the Person or Persons entitled to receive the Common Stock upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of such date. For the avoidance of doubt, in the event that all principal and interest on this Note has been paid in full on or prior to the third anniversary of this Note, then Holder shall not be entitled to convert any portion of this Note into Common Stock.

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(b)          Remaining Principal and Interest. All accrued and unpaid interest on this Note as of the date of such conversion, together with all outstanding principal of this Note that is not then converted into Common Stock, shall continue to remain outstanding and to be subject to the terms and conditions of this Note.

(c)          Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of issuing any fractional shares to Holder upon the conversion of this Note, the Company shall pay to Holder an amount equal to the product obtained by multiplying the applicable Conversion Price by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of any amounts specified in this Section 7(d), including all accrued interest, this Note shall be cancelled and void without further action of the Company or Holder, and the Company shall be forever released from all its obligations and liabilities under this Note.

8.           Change of Control. Upon the occurrence of a Change of Control prior to the Maturity Date, (i) Holder may elect to receive an amount equal to the unpaid principal and accrued interest of this Note immediately prior to such Change of Control; provided, however, that the Holder must provide the Company with written notice of such election not less than 10 days prior to the scheduled date of any applicable Change of Control, the Company being required to provide Holder with written notice of such scheduled date of the Change of Control at least 30 days prior thereto, and (ii) this Note shall be canceled in consideration of Holder’s right to receive proceeds (cash, securities or other identical form of consideration, as the case may be, in the Company’s sole discretion) equal to such payment amount as set forth in Section 8(i) immediately above.

9.           Limitations on Indebtedness. Except with respect to a Senior Loan Facility, the proceeds of which are used to pre-pay not less than 50% of the original aggregate principal amount of the Promissory Notes, indebtedness and liens existing on the date hereof or on the date any subsidiary is acquired and refinancings thereof, capital leases and purchase money indebtedness, and other unsecured indebtedness in an amount not to exceed $1,000,000 in the aggregate, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of the Sellers' Representative, (a) issue any evidence of indebtedness for borrowed money or create, assume, guarantee, become contingently liable for, or suffer to exist indebtedness for borrowed money in any case pari passu or senior to the Subordinated Indebtedness, or (b) grant any security interest in, or mortgage of, any of its properties or assets to secure indebtedness for borrowed money.

10.         Reserved.

11.         Successors and Assigns. Subject to the restrictions on transfer described in Sections 13 and 14 below, the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

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12.         Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the holders of a Super Majority in Interest.

 13.         Transfer of this Note or Securities Issuable on Conversion Hereof. With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Holder shall give written notice to the Company prior thereto, describing briefly the manner thereof, together with (i) except for a Permitted Transfer, in which case the requirements in this clause (i) shall not apply, a written opinion reasonably satisfactory to the Company in form and substance from counsel reasonably satisfactory to the Company to the effect that such offer, sale or other distribution may be effected without registration or qualification under any federal or state law then in effect and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to the Company in form and substance agreeing to be bound by the restrictions on transfer contained herein. Upon receiving such written notice, reasonably satisfactory opinion, or other evidence, and such written acknowledgment, the Company, as promptly as practicable, shall notify Holder that Holder may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 13 that the opinion of counsel for Holder, or other evidence, or the written acknowledgment from the desired transferee, is not reasonably satisfactory to the Company, the Company shall so notify Holder promptly after such determination has been made. Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

14.         Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the holders of a Super Majority in Interest.

15.         Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, e-mailed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Merger Agreement, or at such other address or facsimile number as the Company shall have furnished to Holder, or Holder to the Company, in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile or e-mail (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

16.         Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

17.         Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

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18.         Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

[signature page follows]

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The Company has caused this Note to be issued as of the date first written above.

TILE SHOP HOLDINGS, INC.
a Delaware corporation

By:
Name:
Title:

Agreed and Acknowledged:

Name of Holder:

By:

Title:

[Signature Page to Convertible Promissory Note]